Exhibit 99.1 news release

Ovintiv Reports Strong Third Quarter 2020 Financial and Operating Results

Results strengthen outlook for 2021 Scenario

Consistent framework provided for future capital allocation and debt reduction

Highlights:

•	Posted $47 million of non-GAAP free cash flow and reduced net debt by $217 million during the third quarter, reaffirmed pledge that all excess cash flows will go toward debt reduction
•	Reported third quarter cash from operating activities of $493 million and non-GAAP cash flow of $398 million
•

Exceeded guidance with third quarter crude and condensate(1) production of 186 thousand barrels per day (Mbbls/d). Fourth quarter and full-year 2021 crude and condensate average production forecast of 200 Mbbls/d reaffirmed

•	Achieved 20% capital efficiency gains ahead of schedule; Company achieved record low well costs in each active drilling area which provides high confidence in 2021 scenario
•	Reaffirmed 2020-21 scenarios and provided additional clarity around its framework for future capital allocation and debt reduction
•	The 2021 scenario capital investment midpoint of $1.5 billion represents less than 70% cash flow reinvestment at at $45 WTI and $3 NYMEX natural gas

DENVER, October 28, 2020 – Ovintiv Inc. (NYSE, TSX: OVV) today announced its third quarter 2020 financial and operating results. In addition, the Company reaffirmed the 2020-21 scenarios and provided additional visibility on its framework related to future capital allocation plans and ongoing focus on debt reduction.

The Company plans to hold a conference call and webcast at 9 a.m. MT (11 a.m. ET) on October 29, 2020. Please see dial-in details within this release, as well as additional details on the Company's website at www.ovintiv.com.

“Our business is performing exceptionally well and we are exiting 2020 with lower costs, greater efficiencies and a laser-focus on debt reduction,” said President & CEO Doug Suttles, “Our strong results in the third quarter continued to support our world class operations. Despite the global headwinds, during the quarter we delivered $47 million of free cash flow and reduced our net debt by $217 million. Consistent with our previous framework, today we provided additional insights into our future capital allocation framework and reiterated our focus on debt reduction.”

Third Quarter 2020 Financial and Operating Results

The Company recorded a net loss in the third quarter of $1.5 billion, or ($5.85) per share of common stock. Results were impacted by the following items:

•	A non-cash ceiling test impairment of $1,336 million, before-tax, primarily related to the decline in 12-month average trailing commodity prices which reduced SEC proved reserves.
•	A non-cash unrealized loss on risk management of $243 million, before-tax, related to the mark-to-market value of derivative positions.

Excluding these and other items, the Company reported a non-GAAP operating loss of $8 million. Cash from operating activities was $493 million and non-GAAP cash flow was $398 million.

1.	Throughout this document, crude and condensate refers to tight oil including medium and light crude oil volumes and plant condensate.

Ovintiv Inc.	1

Ovintiv delivered higher than expected crude and condensate production during the quarter and continued to achieve significant reductions in capital and costs.

•

Total average production for the third quarter was 510 thousand barrels of oil equivalent per day (MBOE/d). Crude and condensate production averaged 186 Mbbls/d. This compares to previous guidance of 180 Mbbls/d.

•	Total Costs year-to-date were $11.77 per barrel of oil equivalent (BOE); down 7% when compared to the same period in 2019.
•

Third quarter capital investments were $351 million. The Company reiterated its previous guidance for full year 2020 capital investments of $1.8 billion, down approximately $0.9 billion from its beginning of the year estimate.

•

Ovintiv safely resumed well completions in the third quarter on more than 100 drilled but uncompleted wells (DUCs). Completions activities were halted across the portfolio in the second quarter in response to low oil prices. The majority of the DUCs are expected to commence production by year-end 2020 and the Company anticipates a modest inventory of approximately 30 DUCs will be carried into 2021.

•	Following a volatile second quarter, third quarter realized prices returned to more typical realizations versus benchmark prices, and the Company’s hedge book continued to protect its cash flows.
o

Third quarter average realized prices including hedge of $41.39 per barrel for oil, $20.81 per barrel for NGLs and $2.15 per thousand cubic feet (Mcf) for natural gas, resulted in a total equivalent price of $22.66 per BOE. Ovintiv realized third quarter total hedging gains of $89 million, before-tax.

o

Third quarter 2020 average realized prices excluding hedge of $39.40 per barrel for oil, $19.45 per barrel for NGLs and $1.81 per Mcf for natural gas resulted in a total equivalent price of $20.81 per BOE.

Ovintiv is the “New E&P”

For the last three-plus years, Ovintiv has been managing its business within a framework that comprises the key ingredients of the “New E&P”. The Company provided additional information on its capital allocation framework.

Suttles said, “The year 2020 will be the third consecutive year that we have generated free cash flow and we have returned $1.7 billion of cash to shareholders since 2018. Our priorities are very clear – reduce debt, maintain scale, drive efficiencies and return cash to shareholders. A long-term reinvestment rate of not greater than 75% provides significant cash for return to shareholders with a near term focus on debt reduction. Importantly, we can do this while maintaining our ‘scale’ at about 200 Mbbls/d of crude and condensate, and with significant natural gas and NGL production.”

Reinvestment rate – The Company provided additional information on its capital allocation framework with an expected long-term cash flow reinvestment rate of less than 75%. This is in line with the Company’s previously disclosed 2021 scenario which has an estimated reinvestment rate of less than 70%. The 2021 scenario has the Company generating approximately $800 million of non-GAAP free cash flow at $45 WTI and $3 NYMEX natural gas.

A focus on debt reduction – Ovintiv has been focused on debt reduction and has a plan to reduce total debt by at least $1 billion from the second half of 2020 through year-end 2021. Longer term at mid-cycle pricing, the Company is targeting a leverage ratio of 1.5x net debt to adjusted EBITDA, or less.

Ongoing focus on ESG – In November, Ovintiv will issue its 15th annual Sustainability Report. The Company is on track to include new emissions-related performance goals in its 2021 compensation program for the entirety of the organization. Ovintiv has been a leader in sustainability disclosure, and multiple Ovintiv executives are engaged in emissions-related leadership roles in the industry’s largest trade associations.

2021 Outlook

Strong operating results in the third quarter support the assumptions behind the 2021 scenario the Company outlined in May 2020. Full-year 2020 cost reductions in excess of $200 million are expected to be durable into 2021 and an additional $100 million of legacy cost reductions will further enhance cash flows. Capital expenditures of approximately $1.5 billion will maintain crude and condensate production of 200 Mbbls/d throughout 2021.

Ovintiv Inc.	2

Strong Hedge Position Protects Cash Flow

Ovintiv is substantially hedged through year-end 2020 on benchmark WTI and Henry Hub price risk. As of October 16, 2020, fourth quarter 2020 hedges include 180 Mbbls/d of oil at an average price of $51.76 per barrel and about 1.2 billion cubic feet per day (Bcf/d) of natural gas at an average price of $2.66 per Mcf.

Based on the forward strip as of October 16, fourth quarter realized risk management gains on benchmark oil and natural gas prices are expected to total approximately $170 million. Settlements for various other oil differential and natural gas basis positions in 2020 serve to further reduce risk. See the Hedge Volume and Hedging Price Sensitivity tables below.

Balance Sheet and Liquidity

Current liquidity is approximately $3.1 billion, which represents the Company’s $4 billion committed, unsecured credit facilities, available capacity on uncommitted demand lines and cash-on-hand, net of the amount drawn on the credit facilities and commercial paper outstanding.

Ovintiv has taken steps to capitalize on market dislocation, purchasing its notes at a discount in the open market, resulting in $28 million of gains as well as go-forward interest savings. During the first nine months of the year, Ovintiv repurchased approximately $252 million in principal of its senior notes for a cash payment of approximately $224 million, plus accrued interest. The Company has significant flexibility to manage its late 2021 and 2022 maturities, including the use of its credit facilities or available cash on hand.

Approximately 80% of the Company’s total fixed-rate long-term debt is due in 2024 or later and has an aggregate weighted average bond maturity of approximately nine years.

Refer to Note 1 Non-GAAP measures and the tables in this release for reconciliation to comparable GAAP financial measures.

Asset Highlights

The Company continued to demonstrate industry-leading capital efficiencies, setting new, record-low well costs in each of its Core 3 asset areas during the third quarter. The Company attained its stated goal of reducing well costs by 20% when compared to 2019 averages and solidified the key assumptions in its 2021 scenario.

“We’ve benefitted greatly in 2020 from the flexibility we built into our business,” said Suttles. “As oil prices dramatically reset in March and demand for our products was reduced, we immediately adjusted activity levels, without incurring penalties. Our team relentlessly sought out innovative ways to reduce costs. Their efforts far-exceed service provider cost reductions and have led to sustainable savings that will be durable even as prices improve. Even more important, they did this safely and we are on-track to again have our ‘safest year ever’ for the seventh consecutive year.”

Permian

Permian production averaged 106 MBOE/d (81% liquids) in the quarter. The Company averaged three rigs, drilled 25 net wells, and had 16 net wells turned in line (TIL).

Permian operations continue to outperform with Simul-Frac activities pushing operational efficiencies and driving down well costs as seen by a 55% increase in completed lateral length per day since 2018.  Third quarter drilling and completion (D&C) cost per lateral foot were $500, down over 20% year-to-date.

Anadarko

Anadarko production averaged 138 MBOE/d (62% liquids) in the quarter. The Company averaged two rigs, drilled 10 net wells, and had five net wells TIL.

Efficiency gains continued to be realized in the Anadarko, leading to new 2021 D&C well cost projections in the STACK of approximately $4.6 million per well. This represents a reduction of more than 40% when compared to the D&C costs at the time the

Ovintiv Inc.	3

asset was acquired less than two years ago. Multiple operational initiatives including Simul-Frac, the self-sourcing of chemicals and the utilization of “wet” sand in completion activities have been significant contributors to the well cost savings.

Montney

Montney production averaged 187 MBOE/d (24% liquids) in the quarter. The Company averaged two rigs, drilled 11 net wells and had 14 net wells TIL.

The Montney continued to execute with record-setting drilling costs of less than $1 million per well achieved in the quarter.  On average in the quarter, Montney wells were completed in approximately two days, or half the time taken in 2018.

In October, Ovintiv successfully commenced operations at the Pipestone Processing Facility (PPF), which came on more than five months ahead of its original schedule and at budgeted costs. The start-up of the PPF provides Ovintiv with additional net processing capacity of approximately 170 million cubic feet per day (MMcf/d) of natural gas and 19 Mbbls/d of liquids, primarily condensate. The start-up of the PPF required no new drilling to satisfy the new capacity arrangements.

Base Assets

Base assets in the portfolio include the Eagle Ford, Bakken, Uinta and Duvernay. There were six net wells TIL in the third quarter, all in the Eagle Ford.

For additional information, please refer to the 3Q 2020 Results Presentation at https://investor.ovintiv.com/presentations-events.

Dividend Declared

On October 28, 2020, Ovintiv’s Board declared a dividend of $0.09375 per share of common stock payable on December 31, 2020 to common stockholders of record as of December 15, 2020.

Conference Call Information

A conference call and webcast to discuss the Company’s third quarter results will be held at 9 a.m. MT (11 a.m. ET) on October 29, 2020. To participate in the call, please dial 888-664-6383 (toll-free in North America) or 416-764-8650 (international) approximately 15 minutes prior to the conference call. The live audio webcast of the conference call, including slides and financial statements, will be available on Ovintiv's website, www.ovintiv.com under Investors/Presentations and Events. The webcast will be archived for approximately 90 days.

Capital Investment and Production

(for the three months ended September 30)	3Q 2020	3Q 2019
Capital Expenditures (1) ($ millions)	351	566
Oil (Mbbls/d) (2)	138.9	178.8
NGLs – Plant Condensate (Mbbls/d)	47.2	58.5
NGLs – Other (Mbbls/d)	83.8	91.9
Total NGLs (Mbbls/d)	131.0	150.4
Total Liquids (Mbbls/d)	269.9	329.2
Natural gas (MMcf/d) (3)	1,442	1,655
Total production (MBOE/d)	510.2	605.1

(1)	Including capitalized overhead costs.
(2)	Primarily tight oil, including minimal medium and light crude oil volumes.
(3)	Primarily shale gas, including minimal conventional natural gas.

Ovintiv Inc.	4

Third Quarter Summary

(for the three months ended September 30) ($ millions, except as indicated)	3Q 2020	3Q 2019
Cash from (used in) operating activities	493	756
Deduct (add back):
Net change in other assets and liabilities	(47)	(29)
Net change in non-cash working capital	142	(32)
Current tax on sale of assets	—	—
Non-GAAP cash flow (1)	398	817
Non-GAAP cash flow margin (1) ($/BOE)	8.49	14.67
Non-GAAP cash flow (1)	398	817
Less: Capital Expenditures (2)	351	566
Non-GAAP free cash flow (1)	47	251
Net earnings (loss)	(1,521)	149
Before-tax (addition) deduction:
Unrealized gain (loss) on risk management	(243)	(41)
Impairments	(1,336)	—
Restructuring charges	(7)	(4)
Non-operating foreign exchange gain (loss)	21	(41)
Gain (loss) on divestitures	—	5
Gain on debt retirement	6	—
	(1,559)	(81)
Income tax	46	35
After-tax (addition) deduction	(1,513)	(46)
Non-GAAP operating earnings (loss) (1)	(8)	195

(1)	Non-GAAP cash flow, non-GAAP cash flow margin, non-GAAP free cash flow and non-GAAP operating earnings (loss) are non-GAAP measures as defined in Note 1.
(2)	Including capitalized overhead costs.

Realized Pricing Summary

(for the three months ended September 30)	3Q 2020	3Q 2019
Liquids ($/bbl)
WTI	40.93	56.45
Realized liquids prices (1)
Oil	41.39	55.92
NGLs – Plant Condensate	39.99	50.55
NGLs – Other	9.99	10.37
Total NGLs	20.81	25.99
Natural gas
NYMEX ($/MMBtu)	1.98	2.23
Realized natural gas price (1) ($/Mcf)	2.15	2.07

(1)	Prices include the impact of realized gain (loss) on risk management.

Ovintiv Inc.	5

Total Costs Summary

(for the three months ended September 30) ($ millions, except as indicated)	3Q 2020	3Q 2019
Total Operating Expenses	2,696	1,556
Deduct (add back):
Market optimization operating expenses	380	332
Corporate & other operating expenses	—	—
Depreciation, depletion and amortization	406	545
Impairments	1,336	—
Accretion of asset retirement obligation	8	9
Long-term incentive costs	2	1
Restructuring costs	7	4
Current expected credit losses	(1)	—
Total Costs (1)	558	665
Divided by:
Production Volumes (MMBOE)	46.9	55.7
Total Costs (1) ($/BOE)	11.85	11.95
Drivers included in Total Costs (1) ($/BOE)
Production, mineral and other taxes	0.99	1.18
Upstream Transportation and Processing	6.62	6.05
Upstream Operating, Excluding Long-Term Incentive Costs	2.69	3.34
Administrative, Excluding Long-Term-Incentive Costs, Restructuring Costs and Current Expected Credit Losses	1.55	1.38
Total Costs (1) ($/BOE)	11.85	11.95

(1)	Calculated using whole dollars and volumes. Total Costs is a non-GAAP measure as defined in Note 1.

Ovintiv Inc.	6

Debt to Adjusted Capitalization

($ millions, except as indicated)	September 30, 2020	December 31, 2019
Long-Term Debt, including current portion	7,142	6,974
Total Shareholders’ Equity	4,352	9,930
Equity Adjustment for Impairments at December 31, 2011	7,746	7,746
Adjusted Capitalization	19,240	24,650
Debt to Adjusted Capitalization (1)	37%	28%

(1)	Debt to Adjusted Capitalization is a non-GAAP measure as defined in Note 1.

Hedge Volumes as of October 16, 2020

Oil & Condensate Hedges (1)	4Q 2020	2021
Total Hedges	180 Mbbls/d	78 Mbbls/d
Hedges ($/bbl)
WTI Swaps	89 Mbbls/d	26 Mbbls/d
Swap Price	$52.95	$43.55
WTI 3-Way Options	76 Mbbls/d	37 Mbbls/d
Short Call	$61.46	$50.27
Long Put	$53.36	$39.61
Short Put	$43.36	$29.39
WTI Costless Collars	15 Mbbls/d	15 Mbbls/d
Short Call	$68.71	$45.84
Long Put	$50.00	$35.00
Basis Hedges ($/bbl)
WTI / Midland Swaps	7 Mbbls/d
Swap Price	$(1.20)	—

(1)	Table excludes 2021 WTI swaption 10 Mbbls/d @ $58.00

Natural Gas Hedges	4Q 2020	2021
Total Hedges	1,178 MMcf/d	1,007 MMcf/d
Hedges ($/Mcf)
NYMEX Swaps	793 MMcf/d	165 MMcf/d
Swap Price	$2.65	$2.51
NYMEX 3-Way Options	330 MMcf/d	842 MMcf/d
Short Call	$2.72	$3.42
Long Put	$2.60	$2.87
Short Put	$2.25	$2.49
NYMEX Costless Collars	55 MMcf/d
Short Call	$2.88	—
Long Put	$2.50	—
Basis Hedges ($/Mcf)
AECO Basis Swaps	166 MMcf/d
Swap Price	$(0.88)	—
WAHA Basis Swaps	105 MMcf/d	86 MMcf/d
Swap Price	$(0.91)	$(0.80)

Ovintiv Inc.	7

Price Sensitivities for WTI Oil Hedge Gains/Losses ($ MM)

Period	$20	$30	$40	$50
4Q 2020	381	285	190	48
2021	451	269	55	(87)

Price Sensitivities for NYMEX Natural Gas Hedge Gains/Losses ($ MM)

Period	$2.00	$2.50	$3.00	$3.50
4Q 2020	63	16	(32)	(92)
2021	147	115	(30)	(100)

Note: Sensitivities do not include gains or losses related to differential hedges.

Note: Company has additional hedges on Butane and Propane not included.

Important information

Ovintiv reports in U.S. dollars unless otherwise noted. Production, sales and reserves estimates are reported on an after-royalties basis, unless otherwise noted. The term liquids is used to represent oil and NGLs. The term liquids-rich is used to represent natural gas streams with associated liquids volumes. Unless otherwise specified or the context otherwise requires, references to Ovintiv or to the Company includes reference to subsidiaries of and partnership interests held by Ovintiv Inc. and its subsidiaries.

NOTE 1: Non-GAAP measures

Certain measures in this news release do not have any standardized meaning as prescribed by U.S. GAAP and, therefore, are considered non-GAAP measures. These measures may not be comparable to similar measures presented by other companies and should not be viewed as a substitute for measures reported under U.S. GAAP. These measures are commonly used in the oil and gas industry and/or by Ovintiv to provide shareholders and potential investors with additional information regarding the Company’s liquidity and its ability to generate funds to finance its operations. For additional information regarding non-GAAP measures, see the Company’s website. This news release contains references to non-GAAP measures as follows:

•

Non-GAAP Cash Flow is a non-GAAP measure defined as cash from (used in) operating activities excluding net change in other assets and liabilities, net change in non-cash working capital and current tax on sale of assets. Non-GAAP Cash Flow Margin is a non-GAAP measure defined as Non-GAAP Cash Flow per BOE of production. Non-GAAP Free Cash Flow is a non-GAAP measure defined as Non-GAAP Cash Flow in excess of capital expenditures, excluding net acquisitions and divestitures.

•

Non-GAAP Operating Earnings (Loss) is a non-GAAP measure defined as net earnings (loss) excluding non-recurring or non-cash items that management believes reduces the comparability of the Company's financial performance between periods. These items may include, but are not limited to, unrealized gains/losses on risk management, impairments, restructuring charges, non-operating foreign exchange gains/losses, gains/losses on divestitures and gains on debt retirement. Income taxes may include valuation allowances and the provision related to the pre-tax items listed, as well as income taxes related to divestitures and U.S. tax reform, and adjustments to normalize the effect of income taxes calculated using the estimated annual effective income tax rate.

•

Total Costs is a non-GAAP measure which includes the summation of production, mineral and other taxes, upstream transportation and processing expense, upstream operating expense and administrative expense, excluding the impact of long-term incentive costs, restructuring costs and current expected credit losses. It is calculated as total operating expenses excluding non-upstream operating costs and non-cash items which include operating expenses from the Market Optimization and Corporate and Other segments, depreciation, depletion and amortization, impairments, accretion of asset retirement obligation, long-term incentive costs, restructuring costs and current expected credit losses. When presented on a per BOE basis, Total Costs is divided by production volumes. Management believes this measure is useful to the Company and its investors as a measure of operational efficiency across periods.

•

Debt to Adjusted Capitalization is a non-GAAP measure which adjusts capitalization for historical ceiling test impairments that were recorded as at December 31, 2011. Management monitors Debt to Adjusted Capitalization as a proxy for the Company’s financial covenant under the Credit Facilities which require debt to adjusted capitalization to be less than 60

Ovintiv Inc.	8

percent. Adjusted Capitalization incudes debt, total shareholders’ equity and an equity adjustment for cumulative historical ceiling test impairments recorded as at December 31, 2011 in conjunction with the Company’s January 1, 2012 adoption of U.S. GAAP.

•

Net Debt, Adjusted EBITDA and Net Debt to Adjusted EBITDA – Net Debt is defined as long-term debt, including the current portion, less cash and cash equivalents. Management uses this measure as a substitute for total long-term debt in certain internal debt metrics as a measure of the company’s ability to service debt obligations and as an indicator of the company’s overall financial strength. Adjusted EBITDA is defined as trailing 12-month net earnings (loss) before income taxes, DD&A, impairments, accretion of asset retirement obligation, interest, unrealized gains/losses on risk management, foreign exchange gains/losses, gains/losses on divestitures and other gains/losses. Net Debt to Adjusted EBITDA is monitored by management as an indicator of the company’s overall financial strength.

ADVISORY REGARDING OIL AND GAS INFORMATION – The conversion of natural gas volumes to barrels of oil equivalent (BOE) is on the basis of six thousand cubic feet to one barrel. BOE is based on a generic energy equivalency conversion method primarily applicable at the burner tip and does not represent economic value equivalency at the wellhead. Readers are cautioned that BOE may be misleading, particularly if used in isolation.

ADVISORY REGARDING FORWARD-LOOKING STATEMENTS – This news release contains certain forward-looking statements or information (collectively, "FLS") within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. FLS include: anticipated cost savings, capital efficiency and sustainability thereof; estimated hedging revenue and sensitivity to commodity prices; production, total cash costs and capital investments versus expectations; capital investment scenarios and associated production; anticipated cash flow; statements regarding the Company’s application of excess cash flow to reduce debt; operational flexibility, legacy costs, future well costs, service cost savings and efficiency gains; anticipated success of and benefits from technology and innovation; expected rigs and locations thereof; expected activity and investment levels; expected drilling and completions activity and the timing thereof; fourth quarter production outlook and ability to make adjustments as conditions dictate; use of the Company’s credit facilities and ability to manage near-term maturities; financial flexibility and ability to respond to evolving market conditions; ability to meet framework targets, including with respect to capital allocation, debt reduction, cash flow reinvestment and emissions-related performance, and the timing and prioritization thereof; statements regarding the Company’s intention to limit production volumes until targeted leverage ratio has been met; statements regarding the Company’s Sustainability Report and 2021 compensation program and the incorporation of emissions-related performance metrics therein; and expectation that the Company will meet or exceed safety targets. FLS involve assumptions, risks and uncertainties that may cause such statements not to occur or results to differ materially. These assumptions include: future commodity prices and differentials; assumptions contained herein; data contained in key modeling statistics; availability of attractive hedges and enforceability of risk management program; and expectations and projections made in light of the Company’s historical experience. Risks and uncertainties include: suspension of or changes to guidance, and associated impact to production; ability to generate sufficient cash flow to meet obligations; commodity price volatility and impact to the Company’s stock price and cash flows; ability to secure adequate transportation and potential curtailments of refinery operations, including resulting storage constraints or widening price differentials; discretion to declare and pay dividends, if any; business interruption, property and casualty losses or unexpected technical difficulties; impact of COVID-19 to the Company’s operations, including maintaining ordinary staffing levels, securing operational inputs, executing on portions of its business and cyber-security risks associated with remote work; counterparty and credit risk; impact of changes in credit rating and access to liquidity, including costs thereof; risks in marketing operations; risks associated with technology; risks associated with decommissioning activities, including timing and costs thereof; and other risks and uncertainties as described in the Company’s Annual Report on Form 10- K, Quarterly Report on Form 10-Q and as described from time to time in its other periodic filings as filed on EDGAR and SEDAR. Although the Company believes such FLS are reasonable, there can be no assurance they will prove to be correct. The above assumptions, risks and uncertainties are not exhaustive. FLS are made as of the date hereof and, except as required by law, the Company undertakes no obligation to update or revise any FLS.

Further information on Ovintiv Inc. is available on the Company’s website, www.ovintiv.com, or by contacting:

Investor contact: (888) 525-0304	Media contact: (281) 210-5253

SOURCE: Ovintiv Inc.

Ovintiv Inc.	9